Exhibit 23.1


Consent of independent public accountants

As independent public accountants, we hereby consent to the use of our reports and to all references to our firm included in or made part of this Global Power Equipment Group Inc. Form S-8 registration statement.


/s/ Arthur Andersen LLP

Minneapolis, Minnesota,
July 3, 2001